Exhibit (h)(12)(ii)

SCHEDULE B

VP FUNDS

Effective May 1, 2014 – April 30, 2015

Expense Limit

Fund Name

Access VP High Yield Fund	1.68%
Access VP Bear High Yield Fund*	1.68%

*	Not operational.